Exhibit 99.1

ITT Provides 2010 Outlook; Raises Low End of 2009 Full-Year Adjusted EPS Guidance Range

  Projects 2010 EPS growth of three to nine percent compared with midpoint of 2009 adjusted EPS range
  Forecasts 2010 revenue growth of two to four percent
  Anticipates free cash flow conversion at 100 percent of net income in 2010
  Provides tightened 2009 adjusted EPS guidance range of $3.72 to $3.74

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--December 18, 2009--ITT Corporation (NYSE: ITT) today announced its full-year 2010 earnings forecast in the range of $3.85 to $4.05 per share. The company expects 2010 total revenue growth will be in the range of two to four percent compared with 2009 total revenue. Excluding the impacts of acquisitions, divestitures and foreign exchange, the company expects 2010 organic revenue growth of two to three percent.

The company also today tightened its previously announced 2009 guidance range for earnings from continuing operations, excluding special items. This includes raising the low end of the prior adjusted earnings forecast ($3.70 to $3.74 per share) to a range of $3.72 to $3.74 per share. Full-year 2009 revenue is expected to be approximately $10.9 billion.

“Amid the headwinds of a challenging economic environment in 2009, we took important steps to position ITT for a return to growth in 2010. In 2009, we maintained our enduring focus on the needs of our customers while implementing productivity, restructuring and realignment measures that improved our long-term cost structure, generated strong free cash flow and strengthened our balance sheet. At the same time we continued to invest for growth in core categories where we are already very strong,” said Steve Loranger, chairman, president and chief executive officer, ITT. “As we look to next year, we believe we are uniquely positioned to deliver top-line growth at or above the markets we serve. We continue to build the company for the long term, by investing in high-growth opportunities in emerging markets and categories that are adjacent to our core businesses to drive growth from our diversified customer base.”

In 2010, ITT expects its Defense Electronics and Services segment to grow organic revenue approximately three to four percent. The segment expects growth in international and non-armed services categories and its core defense products to more than offset some declines in Middle East services and lower volumes from U.S. SINCGARS tactical radios. Organic revenue in the Motion and Flow Control segment is expected to be flat, as growth in the auto/transportation businesses and in emerging markets is expected to offset declines in aerospace. The company expects 2010 organic revenue growth of approximately one percent in the Fluid Technology segment, driven largely by strength in the municipal business and emerging markets.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. Eastern Standard Time (EST) to review the outlook and answer questions. The briefing can be monitored live via the company’s web site: www.itt.com/investors.

A replay of the briefing will be available on the web site until December 25, 2009 at 6:00 p.m. EST.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company generated 2008 sales of $11.7 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 ("the Act"). These forward-looking statements include statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: Economic, political and social conditions in the countries in which we conduct our businesses; Changes in government defense budgets; Decline in consumer spending; Sales and revenues mix and pricing levels; Availability of adequate labor, commodities, supplies and raw materials; Interest and foreign currency exchange rate fluctuations; Competition and industry capacity and production rates; Ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; Our ability to borrow or refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; Acquisitions or divestitures; Personal injury claims; Uncertainties with respect to our estimation of asbestos liability exposure and related insurance recoveries; Our ability to effect restructuring and cost reduction programs and realize savings from such actions; Government regulations and compliance therewith; Changes in technology; Intellectual property matters; Governmental investigations; Potential future employee benefit plan contributions and other employment and pension matters; Contingencies related to actual or alleged environmental contamination, claims and concerns; Changes in generally accepted accounting principles; Other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ITT Corporation
Investors:
Thomas Scalera, +1 914-641-2030
thomas.scalera@itt.com
or
Media:
Jenny Schiavone, +1 914-641-2160
jennifer.schiavone@itt.com